Exhibit 4.8
Cognovit Term Note

$8,700,000	Perrysburg, Ohio	May 14, 2003

FOR VALUE RECEIVED, First Solar Property, LLC, a Delaware limited liability company, having an address of 28101 Cedar Park Blvd., Perrysburg, Ohio, 43551 (the “Borrower”), hereby promises to pay to the order of Kingston Properties, LLC, a limited liability company organized under the laws of Wyoming, with an address of PO Box 1860 Bentonville, AR 72712, (the “Lender”) the sum of Eight Million Seven Hundred Thousand Dollars ($8,700,000) plus interest from this date until fully paid.
     1. Interest. Borrower shall pay interest on the outstanding principal balance hereof at a rate per annum equal to three and seven tenths percent (3.7%). Borrower shall pay interest on any amounts not paid when due, and on any judgment on this Note, at the default rate of interest (the “Default Rate”) equal to four percent (4%) per annum plus the rate of interest otherwise payable on this Note. Interest shall be calculated based on the actual number of days elapsed over a 360-day year (365/360 method).
     2. Payments. Commencing on the 1st day of June 2003, and continuing on the same day of each of the next eighty-three (83) consecutive months thereafter, Borrower shall make monthly payments of interest on amounts outstanding under this Note. On June 1, 2010, (the “Maturity Date”), all outstanding principal and all interest, accrued but unpaid, shall be due and payable.
     3. Place of Payment. Borrower shall make all payments on this Note at Lender’s address at PO Box 1860 Bentonville, AR 72712, or at such other place as the Lender may from time to time designate.
     4. Prepayment. Borrower may make prepayments of principal in whole or in part at any time with no prepayment premium.
     5. Late Charge. Borrower acknowledges that default in any payment due under this Note will result in loss and additional expense to Lender in handling such delinquent payments and meeting its other financial obligations, and in that such loss and additional expense is extremely difficult and impractical to ascertain, Borrower agrees that if any payment hereunder is not paid within ten (10) days when first due, Borrower shall pay a late charge equal to five percent (5%) of the amount of the overdue payment.
     6. Application of Payments. Unless Lender elects otherwise, all payments and other amounts received by Lender shall be credited first to any charges, costs, expenses and fees due hereunder or payable by Borrower under the Mortgage; second to interest on the foregoing amounts at the Default Rate from the due date or date of payment by Lender, as the case may be; third to accrued but unpaid interest on this Note; fourth, to the principal amount outstanding under this Note; and the balance, if any, to Borrower.

     7. Default. Borrower’s failure to pay any amount when due hereunder or its failure to perform any other obligation to Lender of any nature or type shall constitute an Event of Default hereunder. Without limiting the generality of the foregoing, a default under any other document executed by or on behalf of the Borrower in favor of Lender (each a “Loan Document”) shall also constitute a default hereunder.
     8. Acceleration, Remedies. Upon the occurrence of any Event of Default, in addition to any and all other remedies under any security for or guarantee of this Note, together with any and all remedies at law or in equity, at the option of Lender the outstanding principal balance of this Note and all accrued and unpaid interest thereon and all other amounts payable by Borrower to Lender of every nature and type shall be immediately due and payable, and all such amounts shall bear interest at the Default Rate from the date of the Event of Default until paid. Lender may exercise any and all remedies without notice or demand of any kind which are hereby waived by Borrower.
     9. Governing Law. This Note shall be construed under the laws of the State of Ohio.
     10. Time is of the Essence. Time is of the essence in the payment of this Note.
     11. Waivers. None of the following shall constitute a course of dealing, estoppel, waiver or the like on which any party to this Note or any document providing security for or guaranty of repayment of this Note may rely: (a) Lender’s acceptance of one or more late or partial payments; (b) Lender’s forbearance from exercising any right or remedy under this Note or any Loan Document; or (c) Lender’s forbearance from exercising any right or remedy under this Note or any Loan Document on any one or more occasions. Lender’s exercise of any rights or remedies or a part of a right or remedy on one or more occasions shall not preclude Lender from exercising the right or remedy at any other time. Lender’s rights and remedies under this Note, any Loan Documents, and the law and equity are cumulative to, but independent of, each other.
     12. Representations. Each party to this Note and each Loan Document: (a) acknowledges that Lender would not have extended the credit evidenced by this Note and will not continue to extend the credit but for the joint and several obligations of each; (b) warrants that each has executed this Note or a Loan Document to induce Lender to extend and to continue to extend the credit; (c) warrants that each has received good and valuable consideration for executing this Note or any Loan Document; and (d) warrants that none have executed this Note or any Loan Document in reliance upon the existence of any security for or guaranty or promise of the payment of this Note.
     13. Indulgences. Without notice, Lender may do or refrain from doing anything affecting this Note or any Loan Document, as many times as Lender desires, including the following (a) granting or not granting any indulgences to anyone liable for payment of this Note or to anyone liable under any Loan Document; (b) releasing any security or anyone or any property from liability on this Note or any Loan Document; and (c) amending this Note or any Loan Document, including extending the time for payment of this Note.

     14. No Release of Liability. No obligations of any party to this Note shall be affected by (a) any default in this Note or any Loan Document when accepted by Lender or arising any time thereafter; (b) the unenforceability of or defect in this Note or in any Loan Document or any interest conveyed by any Loan Document; (c) any decline in the value of any interest in any property conveyed by any Loan Document; or (d) the death, incompetence, insolvency, dissolution, liquidation or winding up of affairs of any party to this Note or any Loan Document or the start of insolvency proceedings by or against any such party. EACH PARTY TO THIS NOTE AND EACH LOAN DOCUMENT WAIVES ALL SURETYSHIP AND OTHER SIMILAR DEFENSES. No party to this Note or any Loan Document may enforce any right of subrogation or contribution unless and until this Note is paid in full and waives all rights of subrogation against any party that is subject to insolvency proceedings.
     15. Jury Trial Waiver. The Borrower hereby waives any right to a trial by jury in any action to enforce or defend any matter arising from or related to this Note, or any document or agreement evidencing the balance due under this Note and/or relating to this Note.
     16. Notices. All notices, demands, requests and consents (hereinafter “notices”) given or made pursuant to this Note shall be in writing, shall be addressed to the addresses set forth in the introductory paragraph hereof or such other address as either party may designate for itself by a notice complying with this Section, and shall be served by: (a) personal delivery; (b) United States mail, postage prepaid; or (c) nationally recognized overnight courier service. All notices shall be deemed to be given upon the earlier of actual receipt, three (3) days after mailing or one (1) business day after deposit with the overnight courier. Any notices meeting the requirements of this Section shall be effective, regardless of whether or not actually received.
     17. Representation and Warranty Regarding Business Purpose. Borrower represents and warrants that the loan evidenced by this Note is for business purposes and not for personal, family, household, or agricultural purposes.
     18. Security and Guaranties. This Note is secured by an Open End Mortgage, and Assignment of Rents and Leases, Security Agreement and Financing Statement of even date herewith between the Borrower and the Lender granting to the Lender a first and best mortgage on the real estate described therein.
     19. Waiver of Demands. Each party to this Note jointly and severally waives presentment, dishonor, notice of dishonor, protest, noting for protest, all other notices, and all demands.
     20. Attorneys’ Fees and Expenses. After an Event of Default has occurred or has been declared, Borrower shall pay to Lender all reasonable costs and expenses incurred by Lender in enforcing or preserving Lender’s rights under this Note or any Loan Document, (regardless of whether such Event of Default is subsequently cured) including but not limited to, (a) attorneys’ and paralegals’ fees and disbursements; (b) the fees and expenses of any litigation, administrative, bankruptcy, insolvency, receivership and any other similar proceeding; (c) court costs; (d) the expenses of Lender, its employees, agents, attorneys and witnesses in preparing for litigation, administrative, bankruptcy, insolvency and other proceedings and for lodging, travel, and attendance at meetings, hearings, depositions, and trials; and (e) consulting and witness fees incurred by Lender in connection with any litigation or other proceeding.
     21. Severability. If any clause, provision, section or article of this Note is ruled invalid by any court of competent jurisdiction, the invalidity of such clause, provision, section, or article shall not affect any of the remaining provisions hereof. In the event that any interest rate (including the Default Rate) applicable to this Note exceeds the maximum interest rate permissible by law, this Note shall bear interest at the highest rate permissible by law.
     22. Assignment. Borrower shall neither assign its rights nor delegate its obligations under this Note.
     23. Warrant of Attorney. With full knowledge of all constitutional rights, Borrower hereby authorizes any attorney-at-law to appear on Borrower’s behalf in any court of record in the State of Ohio after this Note becomes due and payable, whether by acceleration or otherwise; to waive the issuing and service of process and all other constitutional rights to due process of law; to waive all conflicts of interest; to confess a judgment against Borrower in favor of Lender for the amount then appearing due together with the costs of suit; to release all errors; and to waive all rights of appeal and stays of execution. With full knowledge of all constitutional rights, Borrower hereby voluntarily and knowingly waives all rights to notice and hearing prior to judgment being so confessed against Borrower.

          WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR, WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON ITS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

First Solar Property, LLC
By	/s/ George A. (“Chip”) Hambro
Vice President and Secretary